EXHIBIT 5.1

JPF Securities Law, LLC
17111 KENTON DRIVE, SUITE 100B
CORNELIUS, NC  28031

July 30, 2008

Environment Ecology Holding Co. of China
391 Hua Yu Lane, Dong Xin Street
Xi’an, Shaanxi Province, P.R. China

Re: Environment Ecology Holding Co. of China, Form S-1

Ladies and Gentlemen:

We have acted as counsel to Environment Ecology Holding Co. of China (the "Company") in connection with its filing of the registration statement on Form S-1 (the "Registration Statement") covering 7,287,097 shares of common stock, $.001 par value (the "Common Stock"), as set forth in the Registration Statement.

In our capacity as counsel to the Company, we have examined the Company's Certificate of Incorporation and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signature on all documents submitted to us.

On basis of the forgoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been validly authorized, legally issued, fully paid and non-assessable;

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

Yours truly,

/s/ Jared Febbroriello
Jared P. Febbroriello, Esq. LL.M.